Exhibit 99.1

1000 Louisiana, Suite 4300 Houston, TX 77002 713.584.1000

Targa Resources Partners LP and Targa Resources Corp. Complete Acquisitions of

Atlas Pipeline Partners, L.P. and Atlas Energy, L.P.

Houston, Texas, February 27, 2015 – Targa Resources Partners LP (NYSE:NGLS) (the “Partnership”) and Targa Resources Corp. (NYSE:TRGP) (the “Company”) announced today that they completed the acquisitions of Atlas Pipeline Partners, L.P. and Atlas Energy, L.P, respectively.

“We are pleased that the mergers are now completed,” said Joe Bob Perkins, Chief Executive Officer of the general partner of the Partnership and of the Company. “The strategic fit of the businesses and the fit of the people are extraordinary, and the addition of the people and assets enhances the services that we can offer to our customers.”

About Targa Resources Corp. and Targa Resources Partners LP

Targa Resources Corp. is a publicly traded Delaware corporation that owns the general partner interest, all of the outstanding incentive distribution rights and a portion of the outstanding limited partner interests in the Partnership.

Targa Resources Partners LP is a publicly traded Delaware limited partnership formed in October 2006 by its parent, Targa Resources Corp. to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. The Partnership is a leading provider of midstream natural gas, NGL, terminaling and crude oil gathering services in the United States. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting and selling NGLs and NGL products; gathering, storing and terminaling crude oil; and storing, terminaling and selling refined petroleum products.

The principal executive offices of Targa Resources Corp. and Targa Resources Partners LP are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000.

Investor contact:

713-584-1133

Jennifer Kneale

Director, Finance

Matt Meloy

Senior Vice President, Chief Financial Officer and Treasurer